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                                                                     EXHIBIT 8.2

                       [SNELL & WILMER L.L.P. LETTERHEAD]




                                October 22, 2002

SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, Arizona 85226

        Re:    Tax Opinion

Ladies and Gentlemen:

               We have acted as counsel to SpeedFam-IPEC, Inc., an Illinois corporation (the "Company"), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of August 11, 2002 (the "Merger Agreement") by and among the Company, Novellus Systems, Inc., a California corporation ("Parent"), and NHL Acquisition-Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"). Pursuant to the Merger, Merger Subsidiary will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent. Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. An opinion regarding certain federal income tax consequences associated with the Merger is required pursuant to Section 6.1(e) of the Merger Agreement as a condition to consummation of the Merger.

               Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

               For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the certifications, representations, statements, covenants, assumptions, and warranties contained in the following documents:

               1. The Merger Agreement;

               2. The Form S-4, as amended, filed with the Securities and Exchange Commission (the "Registration Statement"), which includes a proxy statement/prospectus relating to the Merger (the "Proxy Statement/Prospectus");

               3. Representations and certifications made to us by the Company in a Certificate dated of even date herewith and attached hereto as Annex A;

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SpeedFam-IPEC, Inc.
October 22, 2002
Page 2




               4. Representations and certifications made to us by Parent and Merger Subsidiary in a Certificate dated of even date herewith and attached hereto as Annex B; and

               5. Such other instruments and documents related to the formation, organization, and operation of the Company, Parent, and Merger Subsidiary, and/or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

               In connection with rendering this opinion, we have assumed (without any independent investigation) that:

               a. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

               b. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge," or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

               c. All representations, statements, and descriptions contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations, statements, and descriptions;

               d. The Merger will be consummated in accordance with the Merger Agreement and the proxy Statement (and without any waiver, breach or amendment of any of the provisions thereof), and will be effective under applicable state laws; and

               e. The Merger will be reported by the Company, Parent, and Merger Subsidiary on their respective federal income tax returns in a manner consistent with the opinion set forth below.

               Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein , we are of the opinion that the Merger will be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Company is a "party to a reorganization" within the meaning of Section 368(b) of the Code.

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SpeedFam-IPEC, Inc.
October 22, 2002
Page 3

               We are of the opinion that, subject to the assumptions and limitations stated therein, the discussion contained in the section of the Proxy Statement/Prospectus entitled "The Merger -- Material United States Federal Income Tax Consequences of the Merger," sets forth the material federal income tax consequences to the SpeedFam-IPEC shareholders.

               In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.


               (i) This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations, and published rulings and procedures, all as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.



               (ii) The opinion set forth herein is being furnished in connection with the Registration Statement and is intended solely for your benefit and for the benefit of the SpeedFam-IPEC shareholders. It may not be otherwise relied upon for any other purpose or by any other parties or entities, and, subject to the following sentence, it is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. Notwithstanding the foregoing, however, we hereby consent to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                            Yours truly,


                                            /s/ SNELL & WILMER L.L.P.